SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number  1-14508
                                         --------

                    KeySpan Energy Corporation
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)


    One MetroTech Center, Brooklyn, New York 11201, (718) 403-1000
 ------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           Common Stock, par value $.33 1/3 per share
     ----------------------------------------------------------
      (Title of each class of securities covered by this Form)


                               None
   --------------------------------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
          Rule 12h-3(b)(1)(i)  [ ]            Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date: 30,934 as of September 30, 1997.
               ---------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 KeySpan Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 29, 1998                 BY: /s/ Robert R. Wieczorek
      -------------                    ---------------------------------
                                         Robert R. Wieczorek
                                         Vice President, Secretary and
                                         Treasurer